Exhibit 10.53

LINN ENERGY, LLC
CHANGE OF CONTROL
PROTECTION PLAN
As Amended and Restated Effective February 2, 2016
INTRODUCTION
The Compensation Committee of the Incumbent Board (as defined below) recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company (as defined below). This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its unitholders.
The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its unitholders. The Committee recognizes that the oil and gas industry is currently facing shortages of qualified personnel making it difficult to attract and retain highly qualified employees unless a certain degree of security can be offered to such individuals against organizational and personnel changes which could result from a Change of Control (as defined below) of the Company.
The Committee recognizes that its employees and employees of Subsidiaries that become Employers (as defined below) will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change of Control of the Company and believes that it is in the best interest of the Company and its unitholders for such employees to be in a position, free from personal financial and employment considerations, to assess objectively and pursue aggressively the interests of the Company and its unitholders in making these evaluations and carrying on such negotiations.
In addition, the Committee believes that it is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its unitholders to treat fairly its employees whose employment terminates in connection with or due to a Change of Control.
Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company and its Subsidiaries that have adopted this Plan of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.
To fulfill the above purposes, the Committee adopted the Linn Energy, LLC Change of Control Protection Plan (the “Plan”), as of the Effective Date. The Committee desires to amend and restate the Plan as set forth herein effective as of the Amendment Date.

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ARTICLE I
ESTABLISHMENT OF PLAN
As of the Effective Date, the Company established a separation compensation plan known as the Linn Energy, LLC Change of Control Protection Plan (the “Plan”). As of the Amendment Date, the Plan is amended and restated as set forth in this document.
ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
2.1    Affiliate. Any entity which controls, is controlled by, or is under common control with, the Company.
2.2    Amendment Date. The date of the amendment and restatement of the Plan as first written above.
2.3    Board. The Board of Directors of Linn Energy, LLC.
2.4    Cause. For purposes of the Plan, the Company or an Employer will have “Cause” to terminate the Participant’s employment by reason of any of the following; provided, however, that determination of whether one or more of the elements of “Cause” has been met under this Plan shall be in the reasonable discretion of the Incumbent Board.
(a)    the Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect Subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;
(b)    the Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties;
(c)    the Participant’s willful and intentional misuse of any of the funds of the Company or its direct or indirect Subsidiaries;
(d)    embezzlement by the Participant;
(e)    the Participant’s willful and material misrepresentations or concealments on any written reports submitted to any of the Company or its direct or indirect Subsidiaries;
(f)    the Participant’s material failure to follow or comply with the reasonable and lawful written directives of the Board and/or the Company’s Chief Executive Officer; or
(g)    conduct constituting a material breach by the Participant of the Company’s then current Code of Business Conduct and Ethics, and any other written policy referenced

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therein; provided that, in each case, the Participant knew or should have known such conduct to be a breach;
The Participant may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Incumbent Board will give the Participant written notice stating with reasonable specificity the nature of the circumstances determined by the Incumbent Board in good faith to constitute “Cause.” If, in the good faith judgment of the Incumbent Board, the alleged breach is reasonably susceptible to cure, the Participant will have 15 days from his or her receipt of such notice to effect the cure of such circumstances or such breach to the good faith satisfaction of the Incumbent Board. The Incumbent Board will state whether the Participant will have such an opportunity to cure in the initial notice of “Cause” referred to above. If, in the good faith judgment of the Incumbent Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such 15 day cure period, such breach will thereupon constitute “Cause” hereunder.
2.5    Change of Control. The first to occur of:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of thirty‑five percent (35%) or more of either (i) the then‑outstanding equity interests of the Company (the “Outstanding Linn Energy Equity”) or (ii) the combined voting power of the then‑outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 2.5(a), the following acquisitions will not constitute a Change of Control: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (3) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 2.5(c)(i), Section 2.5(c)(ii) or Section 2.5(c)(iii);
(b)    Any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;
(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company,

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or the acquisition of assets or equity interests of another entity by the Company, or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then‑outstanding equity interests and the combined voting power of the then‑outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty‑five percent (35%) or more of, respectively, the then‑outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then‑outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    Consummation of a complete liquidation or dissolution of the Company.
2.6    Code. The Internal Revenue Code of 1986, as amended from time to time.
2.7    Committee. The Compensation Committee of the Incumbent Board.
2.8    Company. Linn Energy, LLC.
2.9    Confidential Information. “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company or its direct or indirect Subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or its direct or indirect Subsidiaries, whether oral or in written form. “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by the Participant during the period of the Participant’s employment with the Company or any of its Affiliates (“Employment Term”), or originated by any third party and brought to the attention of the Participant during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

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“Intellectual Property” means all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of the Participant prior to the date of this Plan), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which the Participant discovers, conceives, invents, creates or develops, alone or with others, during the Employment Term, if such discovery, conception, invention, creation or development (a) occurs in the course of the Participant’s employment with the Company or its direct or indirect Subsidiaries, or (b) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect Subsidiaries, or (c) in the good faith judgment of the Board, relates or pertains in any material way to the purposes, activities or affairs of the Company or its direct or indirect Subsidiaries.
2.10    Date of Separation from Service. The date on which a Participant ceases to be an Employee of an Employer as a result of a Separation from Service as determined in accordance with the provisions of Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.
2.11    Disability. The earlier of (a) written determination by a physician selected by the Company or the Participant’s Employer that the Participant has been unable to perform substantially the Participant’s usual and customary duties for a period of at least 120 consecutive days or a non‑consecutive period of 180 days during any twelve‑month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s or Employer’s applicable long‑term disability insurance plan.
2.12    Effective Date. April 25, 2009.
2.13    Employee. Any employee of an Employer, regardless of position, who is normally scheduled to work 30 or more hours per week for such Employer.
2.14    Participant. Any Employee of an Employer who is designated as a Participant pursuant to Section 3.1 below.
2.15    Employer. The Company and any Subsidiary that participates in the Plan pursuant to Article V hereof.
2.16    ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
2.17    Good Reason. “Good Reason” for a Tier 1 Participant or a Tier 2 Participant means any of the following to which such Participant will not consent in writing, but only if the Date of Separation from Service is within two years after a Change of Control:
(a)    a material diminution in the sum of the Participant’s base salary and Target Bonus percentage as in effect immediately preceding the Change of Control (or as such amount may be increased subsequent to a Change of Control);
(b)    a material diminution in the Participant’s authority, duties or responsibilities;

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(c)    a relocation of the Participant’s primary place of employment to a location more than 50 miles from the Employer’s location on the day immediately preceding the Change of Control; or
(d)    failure by the Company to pay in full on a current basis (A) any of the compensation or benefits that are due and owing to the Participant, or (B) any amounts that are due and owing to the Participant under any long-term or short-term or other incentive compensation plans, agreements or awards.
“Good Reason” for a Tier 3 Participant, a Tier 4 Participant, a Tier 5 Participant and a Tier 6 Participant means any of the following to which such Participant will not consent in writing, but only if the Date of Separation from Service is within two years after a Change of Control:
(e)    a material diminution in the Participant’s base salary as in effect immediately preceding the Change of Control (or as such amount may be increased subsequent to a Change of Control);
(f)    a material diminution in the Participant’s authority, duties or responsibilities;
(g)    a relocation of the Participant’s primary place of employment to a location more than 50 miles from the Employer’s location on the day immediately preceding the Change of Control; or
(h)    failure by the Company to pay in full on a current basis (A) any of the compensation or benefits that are due and owing to the Participant, or (B) any amounts that are due and owing to the Participant under any long-term or short-term or other incentive compensation plans, agreements or awards.
If termination is by the Participant with Good Reason, the Participant will give the Participant’s Employer written notice, which will identify with reasonable specificity the grounds for the Participant’s resignation and provide the Participant’s Employer with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if the Participant’s Employer has cured the alleged grounds for resignation contained in the notice within 30 days after receipt of such notice or if such notice is given by the Participant to the Participant’s Employer more than 30 days after the occurrence of the event that the Participant alleges is Good Reason for his or her termination hereunder.
2.18    Incumbent Board. The term “Incumbent Board” has the meaning set forth in Section 2.5(b).
2.19    Notice of Termination. A notice which indicates the reasons relied upon as the basis for any termination of employment and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment; no purported termination of employment shall be effective without such Notice of Termination.

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2.20    Participant. An Employee who is designated as a participant pursuant to Section 3.1.
2.21    Plan. The Linn Energy, LLC Change of Control Protection Plan.
2.22    Plan Administrator. The named fiduciary of the Plan as described in Section 8.1 hereof.
2.23    Separation Benefits. The benefits described in Article IV that are provided to qualifying Participants under the Plan.
2.24    Separation from Service. An Employee separates from service with the Employer if the Employee dies, retires or otherwise has a termination of employment with the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36‑month period (or the full period in which the Employee provided services to the Employer if the Employee has been providing services for less than 36 months). An Employee will not be deemed to have experienced a Separation from Service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re‑employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re‑employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six‑month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.
2.25    Subsidiary. Any entity of which the Company owns, directly or indirectly, all of such entity’s outstanding units, shares of capital stock or other voting securities.
2.26    Target Bonus. The Participant’s target bonus under any Company or Employer employee bonus plan, excluding any special bonuses, for the year in which the Participant’s Separation from Service occurs, or if no target bonus has been declared for the year in which the Participant’s Separation from Service occurs, the most recent target bonus last declared for the Participant. If the employee bonus plan is a quarterly plan, the annualized target quarterly bonus will be the “target bonus” for purposes of the preceding sentence.
2.27    “Tier 1” means the Employee(s) of the Employer with the title of Senior Vice President.
2.28    “Tier 2” means the Employee(s) of the Employer with the title of Vice President.
2.29    “Tier 3” means the Employee(s) of the Employer with the title of Director or a Director level equivalent title.

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2.30    “Tier 4” means the Employee(s) of the Employer with the title of Manager or a Manager level equivalent title.
2.31    “Tier 5” means the Employee(s) of the Employer with the title(s) of Supervisor or Key Technical.
2.32    “Tier 6” means any Employee of the Employer that is not assigned to Tier 1, Tier 2, Tier 3, Tier 4 or Tier 5.
ARTICLE III
ELIGIBILITY
3.1    Participants. All Employees of the Employer as of the Effective Date are entitled to be Participants in this Plan, including any Employee hired after the Effective Date but before a Change of Control transaction, except that any Employees or officers of the Company or any of its Subsidiaries who are party to an employment agreement with an Employer, which employment agreement contains Employee protections in the event of a Change of Control, shall not be a Participant. This Plan applies to six classifications of Participants: Tier 1 Participants, Tier 2 Participants, Tier 3 Participants, Tier 4 Participants, Tier 5 Participants and Tier 6 Participants. Each Participant shall be entitled to Separation Benefits under this Plan if he or she incurs a Separation from Service which satisfies the criteria set forth in Section 4.1(a). For the purpose of determining who is a Participant, an Employee who is on leave due to a short‑term disability or on a leave of absence approved by the Employer in writing or authorized by applicable state or federal law on the date of a Change of Control, shall be a Participant in the Plan as long as he or she returns to employment after the short‑term disability leave or the approved leave of absence; except that an Employee who does not return to employment after the short‑term disability leave or approved leave of absence other than due to a Separation from Service in the circumstances enumerated in Section 3.3 hereof, shall nevertheless be deemed a Participant.
Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified or treated by the Employer as a leased employee, consultant, independent contractor or other non‑common law employee shall be eligible to receive benefits under the Plan.
3.2    Designation of Participant Classification. Notwithstanding an Employee’s title, executive management may designate an Employee as a particular type of Participant, and the Employee will continue to be deemed as such unless executive management changes the designation. Whether a Participant receives Tier 1 Participant Separation Benefits or Tier 2 Participant Separation Benefits as set forth in Section 4.2, Tier 3 Participant Separation Benefits or Tier 4 Participant Separation Benefits as set forth in Section 4.3 or Tier 5 Participant Separation Benefits or Tier 6 Participant Separation Benefits as set forth in Section 4.4 will depend upon his or her classification as determined under this Section 3.2.
3.3    Duration of Participation. An Employee shall cease to be a Participant in the Plan upon the earliest of the following events:
(a)    a voluntary Separation from Service from the Employer other than for Good Reason;

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(b)    an involuntary Separation from Service from the Employer for Cause;
(c)    a termination of the Plan in compliance with Article VII;
(d)    Separation from Service due to death or Disability; or
(e)    Separation from Service for any reason more than two years after a Change in Control transaction.
ARTICLE IV
SEPARATION BENEFITS
4.1    Terminations of Employment Which Give Rise to Separation Benefits Under This Plan.
(a)    A Participant shall be entitled to Separation Benefits as set forth in Sections 4.2, 4.3 or 4.4, as applicable, if within two years after the occurrence of a Change of Control transaction, the Participant’s employment is terminated as a result of a Separation from Service (i) by the Participant’s Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason within 60 days after the occurrence of the event that the Participant alleges is Good Reason for his or her termination hereunder; provided, however that any purported termination of employment, either by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.
(b)    The benefits provided in this Article IV shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him or her, than the coverage provided the Participant under the plans providing such benefits at the time Notice of Termination is given. The Employer’s obligation hereunder to provide a benefit shall terminate if the Participant obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or for any period during which there is a preexisting condition limitation on such benefits. In the event that the Participant’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Employer shall provide benefits to the Participant, or ensure that such benefits are provided to the Participant, that are substantially similar to those which the Participant was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth below, the Participant shall have the option to have assigned to him or her at no cost to the Participant and with no apportionment of prepaid premiums, any assignable insurance owned by the Employer and relating specifically to the Participant, and the Participant shall be entitled to all health and similar benefits that are or would have been made available to the Participant under law.
(c)    Subject to Section 2.5(c) hereof, the occurrence with respect to a Subsidiary of any of the events described in the definition of Change of Control set forth above or other sale, divestiture or other disposition of a Subsidiary shall not be deemed to be a termination of employment of Employees employed by such Subsidiary, and such

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Employees shall not be entitled to benefits from any Employer under this Plan as a result of such events, or as a result of any subsequent termination of employment.
4.2    Separation Benefits – Tier 1 Participants and Tier 2 Participants.
(a)    If the Participant is a Tier 1 Participant or a Tier 2 Participant whose employment is terminated in circumstances entitling such Participant to Separation Benefits pursuant to Section 4.1(a), the Company or the Employer shall provide to such Tier 1 Participants cash payments as set forth in Section 4.2(b) below, shall provide to such Tier 2 Participants cash payments as set forth in Section 4.2(c) below, and shall provide to such Participants additional benefits as set forth in Section 4.4(d) below.
(b)    The cash payments to Tier 1 Participants referred to in Section 4.2(a) shall be the following amounts, paid in a single lump sum:
(i)    A cash amount equal to 2.0 times the Tier 1 Participant’s then current annual base salary; plus
(ii)    A cash amount equal to 2.0 times the Tier 1 Participant’s Target Bonus; plus
(iii)    A cash amount equal to the Tier 1 Participant’s Target Bonus pro-rated by a fraction the numerator of which is the number of days the Tier 1 Participant was employed by the Employer in the calendar in which the Tier 1 Participant’s Separation from Service occurs and the denominator of which is the total number of days in the calendar in which the Tier 1 Participant’s Separation from Service occurs.
(c)    The cash payments to Tier 2 Participants referred to in Section 4.2(a) shall be the following amounts, paid in a single lump sum:
(i)    A cash amount equal to 1.5 times the Tier 2 Participant’s then current annual base salary; plus
(ii)    A cash amount equal to 1.5 times the Tier 2 Participant’s Target Bonus; plus
(iii)    A cash amount equal to the Tier 2 Participant’s Target Bonus pro-rated by a fraction the numerator of which is the number of days the Tier 2 Participant was employed by the Employer in the calendar in which the Tier 2 Participant’s Separation from Service occurs and the denominator of which is the total number of days in the calendar in which the Tier 2 Participant’s Separation from Service occurs.
(d)    Additional Benefits. The Company or the Participant’s Employer will pay:
(i)    the “Company’s portion” (as defined below) of the Participant’s Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation

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coverage of medical benefits (the “COBRA Coverage”) for a period of 18 months following the Date of Separation from Service. The “Company’s portion” of COBRA Coverage shall be the difference between one hundred percent of the cost of the COBRA Coverage and the dollar amount of medical premium expenses paid for the same type or types of Company or Employer medical benefits by a similarly situated employee on the Date of Separation from Service.
(ii)    fees on behalf of the Participant to a third party outplacement services agency to provide up to six months’ worth of outplacement services, which services shall be completed no later than 12 months following the Date of Separation from Service.
4.3    Separation Benefits – Tier 3 Participants and Tier 4 Participants.
(a)    If the Participant is a Tier 3 Participant or a Tier 4 Participant whose employment is terminated in circumstances entitling such Participant to Separation Benefits pursuant to Section 4.1(a), the Company or the Employer shall provide to such Participant payments as set forth in Section 4.3(b) below, and shall provide to the Participant additional benefits as set forth in Section 4.3(c) below.
(b)    The cash payments referred to in Section 4.3(a) shall be the following amounts, paid in a single lump sum:
(i)    A cash amount equal to the Participant’s then current annual base salary; plus
(ii)    A cash amount equal to the Participant’s Target Bonus; plus
(iii)    A cash amount equal to the Participant’s Target Bonus pro-rated by a fraction the numerator of which is the number of days the Participant was employed by the Employer in the calendar in which the Participant’s Separation from Service occurs and the denominator of which is the total number of days in the calendar in which the Participant’s Separation from Service occurs.
(c)    Additional Benefits. The Company or Participant’s Employer will pay:
(i)    the Company’s portion of the Participant’s COBRA continuation coverage for a period of 12 months following the Date of Separation from Service; and
(ii)    fees on behalf of the Participant to a third‑party outplacement services agency to provide up to three months’ worth of outplacement services, which services shall be completed no later than six months following the Date of Separation from Service.

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4.4    Separation Benefits ‑ Tier 5 Participants and Tier 6 Participants.
(a)    If the Participant is a Tier 5 Participant or a Tier 6 Participant whose employment is terminated in circumstances entitling such Participant to Separation Benefits pursuant to Section 4.1(a), the Company or the Employer shall provide to such Participant cash payments as set forth in Section 4.4(b) below, and shall provide to the Participant additional benefits as set forth in Section 4.4(c) below.
(b)    The cash payments referred to in Section 4.4(a) shall be the following amounts, paid in a single lump sum:
(i)    A cash amount equal to 9 months of the Participant’s then current annual base salary; plus
(ii)    A cash amount equal to 9 months of the Participant’s Target Bonus; plus
(iii)    A cash amount equal to the Participant’s Target Bonus pro-rated by a fraction the numerator of which is the number of days the Participant was employed by the Employer in the calendar in which the Participant’s Separation from Service occurs and the denominator of which is the total number of days in the calendar in which the Participant’s Separation from Service occurs.
(c)    Additional Benefits. The Company or the Participant’s Employer will pay:
(i)    the Company’s portion of the Participant’s COBRA continuation coverage for a period of 9 months following the Date of Separation from Service; and
(ii)    fees on behalf of the Participant to a third‑party outplacement services agency to provide up to three months’ worth of outplacement services, which services shall be completed no later than six months following the Date of Separation from Service.
4.5    Other Benefits. The benefits provided under this Plan shall not be in derogation of other rights or benefits, if any, to which a Participant is otherwise entitled in connection with the Participant’s employment by an Employer.
4.6    Mitigation or Set‑off of Amounts Payable Hereunder. The Participant shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, and except as otherwise provided in Section 4.1(b), nor shall the amount of any payment provided for in this Article IV be reduced by any compensation earned by the Participant as the result of employment by another employer after a Change of Control. The Employer’s obligations hereunder also shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Participant. Notwithstanding the foregoing, (i) the Participant’s cash Separation Benefits pursuant to Article IV shall be reduced by any severance amounts payable to such Participant as a result the Participant’s Separation from Service under a severance plan or obligation of the Participant’s

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prior employer and (ii) there shall be no duplication of the pro-rated Target Bonuses, such that any payments pursuant to Section 4.2(b)(iii), Section 4.2(c)(iii), Section 4.3(b)(iii) or Section 4.4(b)(iii) shall be reduced to the extent the Company or Employer employee bonus plan pays an amount upon the Participant’s Separation from Service.
4.7    Time and Form of Payment. The Separation Benefits to be paid to a Participant under Section 4.2(b), Section 4.2(c), Section 4.3(b) or Section 4.4(b) are intended to qualify as an involuntary separation plan that is exempt from the application of Code Section 409A under Treasury Regulation § 1.409A‑1(b)(9)(iii) because all payments are paid only upon an involuntary Separation from Service (including a Separation from Service for Good Reason) and shall be paid in a lump sum in cash no later than the 30th day following the Date of Separation from Service. Further, since the Separation Benefits are to be paid within the “short‑term deferral” period following the time the Employee obtains a vested right to such benefits, the payments are exempt from the application of Code Section 409A under Treasury Regulation § 1.409A‑1(b)(4).
ARTICLE V
EMPLOYERS
Any Subsidiary of the Company shall be, and any new Subsidiary of the Company shall be an Employer under the Plan unless the Company makes an affirmative determination that such Subsidiary shall not be an Employer under the Plan. Pursuant to Section 3.1, the provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary that becomes an Employer.
ARTICLE VI
SUCCESSOR TO COMPANY
This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
ARTICLE VII
DURATION, AMENDMENT AND TERMINATION
7.1    Duration. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect until the second anniversary of the Change of Control, and shall then automatically terminate, provided, however, that all Participants who become entitled to any payments or benefits hereunder shall continue to receive such payments or benefits notwithstanding any termination of the Plan.

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7.2    Amendment or Termination. The Incumbent Board or the Committee may amend or terminate this Plan for any reason prior to a Change of Control. In the event of a Change of Control, this Plan shall automatically terminate on the second anniversary of the date of the Change of Control, but may not be amended or terminated by the Committee, the Board or the Incumbent Board between the date of the Change of Control and the second anniversary of the Change of Control.
7.3    Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Incumbent Board in accordance with the foregoing shall be made by action of the Incumbent Board in accordance with the Company’s Certificate of Formation and the Second Amended and Restated Limited Liability Company Agreement, as amended, in effect at the time, and applicable law.
ARTICLE VIII
PLAN ADMINISTRATION
8.1    Named Fiduciary; Administration. A committee composed of the Company’s Chief Financial Officer, Chief Operating Officer and Senior Vice President with oversight of Human Resources is the named fiduciary of the Plan and shall be the Plan Administrator. The Plan Administrator shall review and determine all claims for benefits under this Plan.
8.2    Claim Procedure.
(a)    If an Employee or former Employee or his or her authorized representative (referred to in this Article VIII as a “claimant”) makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.
(b)    All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing and be addressed as follows:

Plan Administrator

Linn Energy, LLC Change of Control Protection Plan Linn Energy, LLC JP Morgan Chase Tower 600 Travis, Suite 5100 Houston, Texas 77002

The Plan Administrator shall have full and complete discretionary authority to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall initially deny or approve all claims for benefits under the Plan. The claimant may submit written comments, documents, records or any other information relating to the claim. Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

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(c)    Claims Denial. If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his or her right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures. Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed 90 days, after the claim is received by the Plan Administrator.
(d)    Appeals. From and after the date of a Change of Control, there shall be an Appeals Committee for the purpose of appealing claims under this Plan. The Appeals Committee shall comprise at least three individuals who (x) served as officers or managers of the Company prior to the Change of Control, (y) remain employed by the Company, their Employer or the successor of either of them after the Change of Control, and (z) are designated by the Chief Executive Officer of the Company serving as such immediately prior to a Change of Control, regardless of whether he or she is still employed by the Company, their Employer or the successor of either of them at the time of appointment of the members of the Appeals Committee. After a Change of Control, any claimant whose claim for benefits is denied in whole or in part may appeal, or his or her duly authorized representative may appeal on the claimant’s behalf, such denial by submitting to the Appeals Committee a request for a review of the claim within 60 days after receiving written notice of such denial from the Plan Administrator. The Appeals Committee shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his or her request for review. The request for review must be in writing and be addressed as follows:

Appeals Committee

Linn Energy, LLC Change of Control Protection Plan Linn Energy, LLC JP Morgan Chase Tower 600 Travis, Suite 5100 Houston, Texas 77002
The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent. The Appeals Committee may require the claimant to submit such additional facts, documents, or other materials as the Appeals Committee may deem necessary or appropriate in making its review.
(e)    Review of Appeals. The Appeals Committee shall act upon each request for review within 60 days after receipt thereof. The review on appeal shall consider all

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comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination. The Appeals Committee shall have full and complete discretionary authority, in its review of any claims denied by the Plan Administrator, to administer, to construe, and to interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan.
(f)    Decision on Appeals. The Appeals Committee shall give written notice of its decision to the claimant. If the Appeals Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based. The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not. The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502 (a). If the Appeals Committee has not rendered a decision on a request for review within 60 days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved. The Appeals Committee’s decision shall be final and not subject to further review within the Company. There are no voluntary appeals procedures after review by the Appeals Committee.
(g)    Time of Approved Payment. In the event that either the Plan Administrator or the Appeals Committee determines that the claimant is entitled to the payment of all or any portion of the benefits claimed, such payment shall be made to the claimant in accordance with Section 4.7 or within 30 days of the date of such determination or such later time as may be required to comply with Section 409A of the Code.
(h)    Determination of Time Periods. If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.
8.3    Exhaustion of Administrative Remedies. Completion of the claims and appeals procedures described in Sections 8.2 of this Plan will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Appeals Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.
ARTICLE IX
MISCELLANEOUS
9.1    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain

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an Employee or change the status of the Participant’s employment or the policies of such Employer regarding termination of employment.
9.2    Confidential Information. As a condition of, and consideration for, the receipt of payments and benefits under this Plan, Participant shall be required, during and after termination of employment by the Company or an Employer, to maintain for the benefit of the Company and the Employer the Confidential Information: (i) to prevent the disclosure to any third party of all such Confidential Information; (ii) not to use for Employee’s own benefit or for the benefit of another business any of the Confidential Information, and (iii) not to aid others in the use of such Confidential Information in competition with the Company or its Affiliates or Subsidiaries. These obligations shall exist during and after any termination of employment by the Company or an Employer.
9.3    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.
9.4    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.5    Anti‑Alienation of Benefits. No amount to be paid hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary.
9.6    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law, except to the extent pre‑empted by Federal law.
9.7    Limitation of Benefits.
(a)    Notwithstanding any provision of this Plan to the contrary, if any portion of the payments or benefits under this Plan, or under any other agreement with a Participant or plan of the Company or its Subsidiaries (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 9.7, result in the imposition on the Participant of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Participant shall either be (i) delivered in full, or (ii) delivered in such reduced amount in the manner determined in accordance with Section 9.7(b) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

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(b)    Within forty (40) days of the Participant’s Separation from Service or notice by one party to the other of its belief that there is a payment or benefit due that could result in an excess parachute payment, the Accounting Firm shall furnish the Participant with a written opinion setting forth (i) the amount and present value of the Total Payments, (ii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments, and (iii) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (х) the Total Payments were reduced in accordance with Section 9.7(а) and (у) the Total Payments were not so reduced. If such Accounting Firm’s opinion determines that Section 9.7(а)(ii) applies, then the Total Payments shall be reduced or eliminated so that, under the bases of calculations set forth in such opinion, there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409А, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(c)    All determinations required to be made under this Section 9.7 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.
[Signature page follows.]

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IN WITNESS WHEREOF, this amendment and restatement of the Linn Energy, LLC Change of Control Protection Plan has been adopted the Committee to be effective as of the Amendment Date.

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Mark E. Ellis Chairman, President and Chief Executive Officer

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